SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934


    Date of Report (Date of earliest event reported) February 13, 1995

                                 CULP, INC.
           (Exact name of registrant as specified in its charter)




         North Carolina                    0-12781                    56-1001967
(State or other jurisdiction of     (Commission File No.)     (IRS Employer Identification
         incorporation)                                                   No.)



                           101 South Main Street
                     High Point, North Carolina  27260
                  (Address of principal executive offices)
                               (910) 889-5161
            (Registrant's telephone number, including area code)





       (Former name or former address, if changed since last report)

Item 5. Other Events

     See Press Release related to third quarter earnings dated February 13, 1995 (attached).

     See Financial Information Release related to third quarter ended January 29, 1995 (attached).





                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CULP, INC.
                              (Registrant)


                         By:   Franklin N. Saxon
                               Franklin N. Saxon
                               Vice President and
                               Chief Financial Officer


                         By:   Stephen T. Hancock
                               Stephen T. Hancock
                               General Accounting Manager




Dated:  February 13, 1995

FOR IMMEDIATE RELEASE


             CULP REPORTS HIGHER QUARTERLY SALES AND EARNINGS
                  --------------------------------------
      EARNINGS PER SHARE UP 43% FOR FIRST NINE MONTHS OF FISCAL 1995


HIGH POINT, North Carolina (February 13, 1995)---Culp, Inc.
(Nasdaq/NM:CULP) today reported record sales and earnings for the third fiscal quarter ended January 29, 1995.

     Net sales for the quarter increased 16% to $77.8 million compared with $67.0 million a year ago. Net income for the quarter rose 18% to $2.1 million, or $0.19 per share, compared with $1.8 million, or $0.16 per share, in the third quarter of fiscal 1994.

     The gains for the third quarter brought net sales for the first nine months to $222.6 million, up 33% from $167.6 million in the first nine months of fiscal 1994. Net income for the first nine months rose 42% to $6.4 million, or $0.57 per share, up from $4.5 million, or $0.40 per share, in the year-earlier period.

     "These results mark the highest third-quarter sales and net income ever for Culp," said Robert G. Culp, III, chief executive officer. "We have benefited throughout the current fiscal year from favorable-year-to-year comparisons at each of the Company's business units. Mattress ticking and exports of upholstery fabrics have shown particularly sharp growth, and each of those categories remained very strong in the third quarter. Since the Rossville/Chromatex division was included in most of the third quarter a year ago, we are particularly pleased with the 16% gain recorded in sales."

     Culp remarked, "We did not receive any contribution in the quarter from the acquisition of Rayonese Textile since that acquisition is not expected to close until next month. We have progressed in plans for a significant capital expansion program at Rayonese to capitalize on the increasing global demand for wide jacquard fabrics. That incremental spending should bring the Company's total capital expenditures for fiscal 1995 to approximately $21 million, up from $16.8 million in fiscal 1994.

                                  -MORE-

     "We have been aided thus far in fiscal 1995 by a favorable underlying trend in consumer spending on home furnishings.
Although there is concern about the possible impact of the higher prevailing interest rates on demand for residential furniture, our focus remains on building Culp's fundamental competitive position. The acquisition of Rossville/Chromatex a year ago and the most recent announcement regarding the purchase of Rayonese Textile represent only the latest in a series of strategic steps over the last several years to strengthen the Company's market stance in an industry which is continuing to consolidate. We are finding Culp's expanded resources to be a definite asset in working with large furniture and bedding manufacturers which are accounting for an ever-increasing percentage of total shipments.

     Culp concluded, "We recognize the ongoing importance of containing operating costs and achieving higher manufacturing productivity. We also must maintain a sound financial position in order to have modern equipment and facilities and to have the flexibility to seize additional opportunities to expand our existing operations."

     Culp, Inc. is a leading manufacturer and marketer of fabrics for the furniture, bedding and institutional furnishings markets.

                                CULP, INC.
                      Condensed Financial Highlights
                                (Unaudited)

                                         Three Months Ended
                                   January 29,         January 30,
                                      1995                1994

Net sales                          $ 77,791,000        $ 67,031,000
Net income                            2,100,000           1,775,000
Earnings per share                 $       0.19        $       0.16

                                          Nine Months Ended
                                   January 29,         January 30,
                                      1995                1994

Net sales                          $222,585,000        $167,600,000
Net income                            6,350,000           4,465,000
Earnings per share                 $       0.57        $       0.40




                                   -END-

CULP, INC. FINANCIAL INFORMATION RELEASE
INCOME STATEMENTS
FOR THE THREE MONTHS & NINE MONTHS ENDED JANUARY 29, 1995 AND JANUARY 30, 1994

(Amounts in Thousands, Except for Per Share Data)

                            THREE MONTHS ENDED (UNAUDITED)



                                   Amounts                        Percent of Sales
                            January 29, January 30,  % Over
                               1995       1994       (Under)       1995      1994
Net sales                      77,791     67,031     16.1 %       100.0 %   100.0 %
Cost of sales                  64,785     55,350     17.0 %        83.3 %    82.6 %
     Gross profit              13,006     11,681     11.3 %        16.7 %    17.4 %

Selling, general and
  administrative expenses       8,295      7,798      6.4 %        10.7 %    11.6 %
     Income from operations     4,711      3,883     21.3 %         6.1 %     5.8 %

Interest expense                1,120        899     24.6 %         1.4 %     1.3 %
Interest income                   (14)       (11)    27.3 %        (0.0)%    (0.0)%
Other expense (income), net       245         91    169.2 %         0.3 %     0.1 %
     Income before income ta    3,360      2,904     15.7 %         4.3 %     4.3 %

Income taxes  *                 1,260      1,129     11.6 %        37.5 %    38.9 %
     Net income                 2,100      1,775     18.3 %         2.7 %     2.6 %

Average shares outstanding     11,205     11,098      1.0 %
Earnings per share              $0.19      $0.16     18.8 %
Dividends per share            $0.025     $0.020     25.0 %



                            NINE MONTHS ENDED (UNAUDITED)

                                    Amounts                       Percent of Sales
                            January 29,  January 30,  % Over
                               1995        1994      (Under)       1995      1994

Net sales                     222,585    167,600     32.8 %       100.0 %   100.0 %
Cost of sales                 184,306    139,931     31.7 %        82.8 %    83.5 %
     Gross profit              38,279     27,669     38.3 %        17.2 %    16.5 %

Selling, general and
  administrative expenses      24,227     19,189     26.3 %        10.9 %    11.4 %
     Income from operations    14,052      8,480     65.7 %         6.3 %     5.1 %

Interest expense                3,341      1,632    104.7 %         1.5 %     1.0 %
Interest income                   (61)       (56)     8.9 %        (0.0)%    (0.0)%
Other expense (income), net       612        (75)      **           0.3 %    (0.0)%
     Income before income ta   10,160      6,979     45.6 %         4.6 %     4.2 %

Income taxes  *                 3,810      2,514     51.6 %        37.5 %    36.0 %
     Net income                 6,350      4,465     42.2 %         2.9 %     2.7 %

Average shares                 11,203     11,043      1.4 %
Earnings per share              $0.57      $0.40     42.5 %
Dividends per share            $0.075      $0.06     25.0 %

 * Percent of sales column is calculated as a % of income before income taxes. ** Measurement is not meaningful.

CULP, INC. FINANCIAL INFORMATION RELEASE
BALANCE SHEETS
JANUARY 29, 1995, JANUARY 30, 1994 AND MAY 1, 1994

(Unaudited, Amounts in Thousands)


                                          Amounts          Increase
                                  January 29,  January 30, (Decrease)             * May 1,
                                     1995         1994      Dollars   Percent       1994

Current assets
     Cash and cash investments          317        287         30      10.5 %      2,693
     Accounts receivable             40,547     35,024      5,523      15.8 %     36,743
     Inventories                     44,314     39,668      4,646      11.7 %     36,596
     Other current assets             2,920      2,285        635      27.8 %      2,227
          Total current assets       88,098     77,264     10,834      14.0 %     78,259

Restricted investments                1,602      3,577     (1,975)    (55.2)%      2,923
Property, plant & equipment, net     69,373     60,333      9,040      15.0 %     64,004
Cost in excess of net assets of business
     acquired, net                   18,850     16,886      1,964      11.6 %     18,706
Other assets                          1,215        933        282      30.2 %      1,056

          Total assets              179,138    158,993     20,145      12.7 %    164,948

Current Liabilities
     Current maturities of long-term
           debt                       6,100      2,674      3,426     128.1 %      3,050
     Accounts payable                24,126     20,504      3,622      17.7 %     28,466
     Accrued expenses                10,082      6,712      3,370      50.2 %      8,158
     Income taxes payable             1,391      1,551       (160)    (10.3)%        636
          Total current liabilities  41,699     31,441     10,258      32.6 %     40,310

Long-term debt                       65,711     66,293       (582)     (0.9)%     58,512

Deferred income taxes                 3,477      2,005      1,472      73.4 %      3,477
          Total liabilities         110,887     99,739     11,148      11.2 %    102,299

Shareholders' equity                 68,251     59,254      8,997      15.2 %     62,649

          Total liabilities and
          stockholders' equity      179,138    158,993     20,145      12.7 %    164,948

Shares outstanding                   11,205     11,174         31       0.3 %     11,177

  *   Derived from audited financial statements.
  ** Measurement is not meaningful.

CULP, INC. FINANCIAL INFORMATION RELEASE
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED JANUARY 29, 1995 AND JANUARY 30, 1994
(Unaudited, Amounts in Thousands)


                                                               NINE MONTHS ENDED

                                                                     Amounts
                                                            January 29,   January 30,
                                                               1995          1994

Cash flows from operating activities:
  Net income                                                    6,350         4,465
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Depreciation                                              8,237         5,909
      Amortization of intangible assets                           458           112
      Provision for deferred income taxes                        (272)            0
      Changes in assets and liabilities:
        Accounts receivable                                    (3,804)        1,249
        Inventories                                            (7,718)       (6,797)
        Other current assets                                     (421)         (321)
        Other assets                                             (761)         (318)
        Accounts payable                                       (4,340)       (3,188)
        Accrued expenses                                        1,924          (532)
        Income taxes payable                                      755           138
          Net cash provided by (used in) operating activitie      408           717
Cash flows from investing activities:
  Capital expenditures                                        (13,606)      (10,161)
  Purchases of restricted investments                             (60)       (3,577)
  Proceeds from sale of restricted investments                  1,381             0
  Business acquired                                                 0       (38,703)
          Net cash provided by (used in) investing activitie  (12,285)      (52,441)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt                     20,000        43,902
  Principal payments on long-term debt                         (9,751)       (1,517)
  Net increase (decrease) in bank overdrafts                        0         2,139
  Dividends paid                                                 (840)         (590)
  Proceeds from sale of common stock                               92           858
          Net cash provided by (used in) financing activitie    9,501        44,792

Increase (decrease) in cash and cash investments               (2,376)       (6,932)

Cash and cash investments at beginning of period                2,693         7,219

Cash and cash investments at end of period                        317           287

CULP, INC. FINANCIAL INFORMATION RELEASE
FINANCIAL ANALYSIS
JANUARY 29, 1995


                                  FISCAL 94                       FISCAL 95
                                      Q3           Q1          Q2          Q3          Q4
INVENTORIES
     Inventory turns                    5.9           5.8         6.2         6.0

RECEIVABLES
     Days sales in receivables           44            42          50          44
       Percent current & less than 30
       days past due (Trade only)      96.9%         98.5%       99.4%       98.9%

WORKING CAPITAL
     Current ratio                      2.5           2.3         2.0         2.1
     Working capital turnover           6.0           6.7         7.2         6.9
     Working capital                $45,823       $43,164     $42,964     $46,399
     Working capital as a % of sal     17.0%         16.3%       13.7%       14.9%

PROPERTY, PLANT & EQUIPMENT
     Depreciation rate                  8.1%          8.9%        8.8%        9.2%
     Percent property, plant &
       equipment are depreciated       48.8%         43.6%       44.0%       45.0%
     Capital expenditures           $16,764 (1     $5,153      $5,031      $3,422

PROFITABILITY
     Net profit margin                  2.6%          2.2%        3.6%        2.7%
     Gross profit margin               17.7%         16.7%       18.1%       16.7%
     Operating income margin            5.8%          5.3%        7.4%        6.1%
     SG & A expenses/net sales         11.9%         11.4%       10.7%       10.7%
     Return on beginning capital e      8.8%          4.8%        9.2%        6.9%
     Return on beginning equity        13.0%          9.3%       17.9%       13.4%
     Earnings per share               $0.16         $0.13       $0.25       $0.19

LEVERAGE (3)
     Interest & dividend coverage       3.6           2.5         4.0         3.2
     Total liabilities/equity         162.3%        154.1%      166.1%      160.1%
     Long-term debt/equity            111.9%        100.4%       95.5%       98.5%
     Funded debt/equity               110.4%        104.0%      102.1%      102.9%
     Funded debt/capital employed      52.5%         51.0%       50.5%       50.7%
     Funded debt                    $65,390       $66,493     $67,846     $70,209
     Funded debt/EBITDA (LTM)          3.19          2.55        2.28        2.26

OTHER
     Book value per share             $5.30         $5.70       $5.93       $6.09
     Employees at quarter end         2,450         2,579       2,604       2,656
     Sales per employee (annualize $129,000      $104,000    $121,000    $118,000
     Capital employed (3)          $124,644      $130,405    $134,277    $138,460
     Effective income tax rate         38.9%         37.0%       37.8%       37.5%
     EBITDA (2)                      $6,343        $6,289      $8,528      $7,768
     EBITDA/net sales                   9.5%          9.5%       10.9%       10.0%

  (1) Expenditures for entire year

  (2) Earnings before interest, income taxes, depreciation & amortization, and other income (expense),net

  (3) Total liabilities, long-term debt, funded debt and capital employed are all net of restricted investments.

CULP, INC. FINANCIAL INFORMATION RELEASE
SALES BY BUSINESS UNIT
FOR THREE MONTHS AND NINE MONTHS ENDED JANUARY 29, 1995
AND JANUARY 30, 1994
(Amounts in thousands)


                         THREE MONTHS ENDED (UNAUDITED)

                          Amounts                           Percent of Total Sales
                         Janaury 29 January 30, % Over
     Business Units        1995      1994       (Under)         1995      1994
Upholstery Fabrics
  Flat Wovens
    Existing Culp          20,940    19,673       6.4 %        26.9 %    29.3
    Rossville/Chromatex    16,397    14,113      16.2 %        21.1 %    21.1
                           37,337    33,786      10.5 %        48.0 %    50.4

  Velvets/Prints           28,307    23,714      19.4 %        36.4 %    35.4
                           65,644    57,500      14.2 %        84.4 %    85.8

Mattress Ticking           12,147     9,531      27.4 %        15.6 %    14.2

                           77,791    67,031      16.1 %       100.0 %   100.0

                         NINE MONTHS ENDED (UNAUDITED)

                          Amounts                           Percent of Total Sales
                         January 29  January 30, % Over
     Business Units        1995        1994      (Under)         1995      1994

Upholstery Fabrics
  Flat Wovens
    Existing Culp          63,387    57,190      10.8 %        28.5 %    34.1
    Rossville/Chromatex    47,295    14,113       N/A          21.2 %     N/A
                          110,682    71,303      55.2 %        49.7 %    42.5

  Velvets/Prints           75,390    69,120       9.1 %        33.9 %    41.2
                          186,072   140,423      32.5 %        83.6 %    83.8

Mattress Ticking           36,513    27,177      34.4 %        16.4 %    16.2

                          222,585   167,600      32.8 %       100.0 %   100.0


CULP, INC. FINANCIAL INFORMATION RELEASE
EXPORT SALES BY GEOGRAPHIC AREA
FOR THREE MONTHS AND NINE MONTHS ENDED JANUARY 29, 1995
AND JANUARY 30, 1994
(Amounts in thousands)


                         THREE MONTHS ENDED (UNAUDITED)

                          Amounts                           Percent of Total Sales
                         Janaury 29 January 30, % Over
    Geographic Area        1995       1994      (Under)         1995      1994
North America (Excluding
 (USA)                      2,800     2,585       8.3 %        20.1 %    25.3 %
Europe                      5,821     4,827      20.6 %        41.7 %    47.2 %
South America                 489       450       8.7 %         3.5 %     4.4 %
Far East & Asia             2,036       755     169.7 %        14.6 %     7.4 %
Middle East                 1,703       794     114.5 %        12.2 %     7.8 %
All other areas             1,106       808      36.9 %         7.9 %     7.9 %

                           13,955    10,219      36.6 %       100.0 %   100.0 %

                         NINE MONTHS ENDED (UNAUDITED)

                          Amounts                           Percent of Total Sal
                         January 29  January 30, % Over
    Geographic Area        1995        1994      (Under)         1995      1994
North America (Excluding    9,343     8,077      15.7 %        25.3 %    27.2 %
   (USA)
Europe                     12,707    11,958       6.3 %        34.3 %    40.3 %
South America               1,639       917      78.7 %         4.4 %     3.1 %
Far East & Asia             6,000     3,813      57.4 %        16.2 %    12.9 %
Middle East                 4,439     1,195     271.5 %        12.0 %     4.0 %
All other areas             2,871     3,713     (22.7)%         7.8 %    12.5 %

                           36,999    29,673      24.7 %       100.0 %   100.0 %


                                                            (Page 7 of 8)
                    CULP, INC. FINANCIAL INFORMATION RELEASE
                            FINANCIAL NARRATIVE
        for the three and nine month periods ended January 29, 1995


INCOME STATEMENT COMMENTS

(bullet) NET SALES - Upholstery fabric sales increased 14.2% to $65.6 million and mattress ticking sales increased 27.4% to $12.1 million for
the quarter.    All business units [Flat Wovens (includes
Rossville/Chromatex), Mattress Ticking and Velvets/Prints] reported sales gains for the quarter, including strong increases in Mattress Ticking and Velvets/Prints. Comments on current backlogs and incoming order rates versus last year are as follows: Mattress Ticking - up significantly; Flat Wovens - up slightly overall, with strength in the Rossville dobby product line; and in Velvets/Prints - up moderately, with particular strength in the wet prints product line and an improving trend in the heat-transfer prints product line. While sales and profitability of the Velvets/Prints business unit continued to be below target levels in the third quarter, results were much improved from the first and second quarters and current indicators show an improving trend for the fourth quarter of the fiscal year.

     Export sales were up 36.6% for the quarter and 24.7% for the nine months, with strength in Europe, the Far East and Asia, the Middle East. Sales into Europe were up 20.6% for the quarter, a continuation of the positive trend began last quarter. The majority of the export growth is coming from the Flat Wovens (including Rossville/Chromatex) business unit, with particular strength in the jacquard product lines. The outlook for export sales gains remains good.

     The trend of increasing interest rates over the last year will likely have an adverse impact on consumer demand for furniture and bedding at some point, because of lower housing starts and housing resales, lower disposable personal income and slower overall economic growth. It remains unclear when the upward trend in interest rates will stabilize. It appears to the company that overall U.S. residential furniture demand has weakened over the last two months and that the near term demand is also weaker than a year ago.

(bullet) GROSS PROFIT - The gross profit increase of 11.3% for the quarter reflects a solid contribution from Flat Wovens, and a
continuation of the significant improvement from Mattress Ticking.   We
are experiencing improving trends in profitability and backlogs for the Velvets/Prints business unit and are expecting year over year gains for the fourth quarter. Additionally, we have been receiving moderate raw material price increases in all areas, which are beginning to affect margins.

(bullet) S,G & A EXPENSES - S,G&A expenses for the quarter were down as a percentage of sales to 10.7% from 11.6%. The company expects S,G & A expenses for the full year to approximate $33.0 million.

(bullet) INTEREST EXPENSE - The increase for the quarter is due to additional borrowings related to capital expenditures and higher levels of working capital necessary to support sales growth, and to higher interest rates. While the majority (96%) of the company's funded debt is based upon variable interest rates (principally LIBOR), the company's average interest rate on its funded debt is very favorable, approximately 6.3%. The company expects interest expense for the full year to be in the $4.5 to $5.0 million range.

(bullet) OTHER EXPENSE (INCOME), NET - The significant increase in expense for the quarter is due to several items: higher amortization related to the Rossville/Chromatex goodwill; higher amortization of debt issue costs; and recognition of gains on the sale of fixed assets in last year's third quarter. The company expects other expense (income), net to approximate $800,000 for fiscal 1995.

(bullet) INCOME TAXES - The effective tax rate for the quarter decreased primarily because of a "catch up" adjustment recorded in last year's third quarter. The company expects the full year effective tax rate to approximate 37.5%.

(bullet) EBITDA - EBITDA for the quarter increased $1.4 million, or 22.5%, from last year's third quarter, and represented 10.0% of net sales compared with 9.5% of net sales last year.

                                                       (page 8 of 8)
                 CULP, INC. FINANCIAL INFORMATION RELEASE
                      FINANCIAL NARRATIVE - continued
        for the three and nine month periods ended January 29, 1995


BALANCE SHEET COMMENTS

(bullet) WORKING CAPITAL - The $600,000 increase in working capital from last year's third quarter is due primarily to the increase in receivables and inventory of $5.5 million and $4.6 million, respectively.

(bullet) RESTRICTED INVESTMENTS - Restricted Investments reflect unspent Industrial Revenue Bond (IRB) funds. As the funds are spent on the capital projects, these restricted investments are reduced.

(bullet) PROPERTY, PLANT AND EQUIPMENT, NET - Capital expenditures were $13.6 million and depreciation expense was $8.2 million for the nine months. For fiscal 1995, the capital budget is $21.0 million. This represents a $3.5 million increase in the current year's budget, which relates to the expansion of jacquard weaving capacity at Rayonese. Approximately $11.3 million of the budget relates to capacity- expansion projects. These projects include expanding weaving capacity at Rossville/Chromatex and in the product areas of woven velvets and mattress ticking. These projects were completed during the second quarter. A significant expansion is also underway for yarn manufacturing capacity. This project is now two- thirds completed, with full completion expected by the end of the fourth quarter. Depreciation expense for the full year is expected to be in the $11.0 to $11.5 million range. We are estimating $10.0 million for fiscal 1996 capital expenditures, with depreciation expense expected to be $12.5 to $13.0 million. Of this total, $2.5 million of capital expenditures relates to Rayonese.

(bullet) LONG-TERM DEBT - At January 29, 1995, the company had $15.8 million in IRB borrowings, $12.0 million in borrowings under its revolving credit facility, $43.0 million in a term facility and $1.0 million in a subordinated note payable. On November 7, 1994, the company amended its loan agreements with its banks to provide: (1) a significantly lower interest rate spread above LIBOR; (2) an additional $8.0 million in term debt to prepay the majority of the subordinated note payable, which carried an interest rate of prime plus one-half percent; and (3) fewer financial covenants.

(bullet) RAYONESE TEXTILE INC. PURCHASE - On December 23, 1994, the company announced the acquisition of Rayonese Textile Inc. ("Rayonese"). (See Form 8-K, dated December 23, 1994 for more detailed information about the purchase.) The estimated transaction value of $11.0 million includes the purchase of 100% of the Rayonese common stock for $7.3 million, the assumption of Rayonese's funded debt of about $3.2 million, and acquisition costs of $.5 million. The acquisition will be accounted for as a purchase, and therefore, the results of Rayonese from the expected closing date (March 6, 1995) will be included in Culp's results.

Concurrently with the signing of this purchase agreement, the company initiated a major expansion of air-jet weaving at Rayonese. This additional investment, which totals $6.0 million, includes thirty (30) Picanol high speed, air-jet jacquard looms with Staubli electronic jacquard heads. The expanded capacity will support Culp's growing worldwide demand for its overprinted home furnishings products, including mattress ticking, upholstery fabrics and comforters.

The purchase will be financed with a $5.5 million convertible note payable to the sellers, $5.0 million in borrowings from the company's existing revolving credit facility and $.5 million in assumed vendor financing of equipment. Further details of the note payable are described in the Form 8-K.

The company expects Rayonese to contribute positively to earnings beginning from the closing date.

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